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Exhibit 5.2

August 26, 2013

Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024

  Re:
  Senior Note Indenture dated as of May 2, 2013 (the "Indenture") by and among Rent-A-Center, Inc., a Delaware corporation, as issuer ("RAC"), certain subsidiary guarantors of RAC, including The Rental Store, Inc., an Arizona corporation (the "Local Guarantor") as guarantors, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the "Trustee")

Ladies and Gentlemen:

        We have acted as local counsel in the State of Arizona to the Local Guarantor in connection with the preparation and filing by RAC and certain subsidiary guarantors of RAC, including the Local Guarantor, of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") relating to the proposed exchange offer by RAC to issue up to $250,000,000 aggregate principal amount of 4.75% Senior Notes due 2021 (the "Exchange Notes") and related guarantees in exchange for an equivalent principal amount of outstanding 4.75% Senior Notes due 2021 (the "Outstanding Notes") and related guarantees that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer.

        The Exchange Notes will be issued by RAC pursuant to the Indenture relating to the Outstanding Notes. The Local Guarantor will issue a guarantee with respect to the Exchange Notes (the "Guarantee").

        In connection with our opinion we have examined a copy of the Indenture and originals or copies of such corporate records, as applicable, of the Local Guarantor, certificates and other communications of public officials, certificates of officers of the Local Guarantor and such other documents as we have deemed necessary and have conducted such other investigations of fact and law as we have deemed necessary or

Rent-A-Center, Inc.
August 26, 2013

advisable for purposes of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Local Guarantor and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us (except as otherwise provided in opinion paragraph number 4 below with respect to the Local Guarantor's execution and delivery of the Guarantee), and the legal capacity of each individual who signed any of those documents.

        Where we render an opinion "to the best of our knowledge," it is based solely upon the actual knowledge of the attorneys who have been directly involved in representing the Local Guarantor, and that in the course of our representation of the Local Guarantor that no facts have come to our attention that would give us actual knowledge or actual notice that the opinion is not accurate.

        Our opinions set forth in opinion paragraph number 1 below with respect to the due incorporation, valid existence and good standing of the Local Guarantor are based solely upon our review of a certificate of good standing with respect to the Local Guarantor, dated August 23, 2013, issued by the Arizona Corporation Commission, and we express no conclusions as to such matters beyond what is stated in such certificate.

        Based on the foregoing, and having due regard for such legal consideration as we deem relevant, we are of the opinion as of this date that:

  1)
  the Local Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Arizona;

  2)
  the Indenture and the Guarantee have been duly authorized by the Local Guarantor;

  3)
  the Local Guarantor has full corporate power and authority to enter into the Indenture and the Guarantee;

  4)
  the Guarantee will be (i) duly executed by the Local Guarantor when signed by an officer of such Local Guarantor designated in the resolutions of the Board of Directors of such Local Guarantor relating thereto, and (ii) duly delivered by the Local Guarantor when duly executed by such Local Guarantor and delivered to the Trustee;

Rent-A-Center, Inc.
August 26, 2013

  5)
  no consent, approval, authorization or order of any governmental agency or body of the State of Arizona generally applicable to entities such as the Local Guarantor is required of the Local Guarantor for the consummation of the transactions contemplated by the Indenture or the Guarantee; and

  6)
  to the best of our knowledge, no consent, approval, authorization or order of any court of the State of Arizona is required of the Local Guarantor for the consummation of the transactions contemplated by the Indenture or the Guarantee.

        The opinions expressed herein are limited exclusively to the laws of the State of Arizona and reported judicial interpretations of such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        Our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law becoming effective, or future events or circumstances affecting the transactions contemplated by the Indenture, the Exchange Notes and the Guarantee, after the date of effectiveness of the Registration Statement.

        We have assumed that the articles of incorporation, bylaws, unanimous written consent of the directors of the Local Guarantor and any other documents relating to the formation, existence or authority of the Local Guarantor provided to us in connection with this opinion letter are accurate and complete, and that such documents have not been amended, revoked or otherwise modified, and that no other document exists which conflicts with the terms of such documents provided to us.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. It is understood that this opinion is to be used only in connection with the exchange offer of the Exchange Notes as contemplated by the Indenture and the Guarantee while the Registration Statement is in effect and may not be relied upon for any other purpose. Without limitation of the foregoing, Fulbright & Jaworski may rely on this opinion.

        The foregoing expresses our legal opinion as to the matters set forth herein and is based upon our professional knowledge and judgment. It is not, however, to be construed as any guarantee, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Rent-A-Center, Inc.
August 26, 2013

Sincerely,
/s/ Stinson Morrison Hecker LLP
STINSON MORRISON HECKER LLP

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  Exhibit 5.2